For Immediate Release: Thursday, October 28, 2004

For More Information: Julie S. Ryland, (205) 326-8421

ENERGEN RAISES 2005 EARNINGS GUIDANCE

Additions Made to Natural Gas Hedge Position

Birmingham, Alabama - Energen Corporation (NYSE: EGN) today announced that it is raising its 2005 earnings guidance as a result of additional hedging by its oil and gas subsidiary, Energen Resources Corporation. The new guidance range is $3.90-$4.10 per diluted share, a 10-cent increase over the prior range.

Earlier today, the Company hedged an additional 3.1 billion cubic feet (Bcf) of its 2005 San Juan Basin natural gas production at a NYMEX-equivalent price of $7.81 per thousand cubic feet (Mcf).

Included in the Company's 2005 earnings guidance is an estimated $0.07 per diluted share from an unidentified acquisition of $200 million in the fourth quarter. The Company's 2005 guidance also assumes that prices applicable to Energen Resources' unhedged production will average $5.25 per Mcf for gas, $28.00 per barrel for oil, and $0.467 per gallon for NGL.

The Company presently is developing its 2005 budget and expects to revise its earnings guidance in December after the formal budgeting process has concluded.

Energen Resources' hedge position for 2005 is as follows:

Commodity	Volumes	Estimated Production		% Hedged		NYMEX-equiv. price
Natural Gas	38.5 Bcf	60.8 Bcf*	58.0 Bcf**	64%*	67%**	$5.87 per Mcf
Oil	2.3 MMBbl	3.5 MMBbl		65%		$33.25 per barrel
NGL	30.2 MMgal	79 MMgal*	78 MMgal**	38%*	40%**	$0.485 per gallon

* With unidentified 4th quarter 2005 acquisition

** Without unidentified 4th quarter 2005 acquisition

Earnings Sensitivities to Commodity Price Changes

While there are many factors that affect Energen Resources' financial results, the largest influences typically are the commodity prices applicable to the company's unhedged production. Given Energen Resources' current hedge position for 2005 and assuming prices (as outlined above) for its unhedged production (excluding volumes from unidentified acquisitions), the sensitivities to pricing changes applicable to Energen's existing earnings guidance for 2005 are as follows:

Relative to the company's unhedged volumes in 2005 (excluding production from unidentified acquisitions):

  Every 10-cent change in the average NYMEX price of gas from $5.25 per Mcf represents an estimated net income impact of approximately $685,000 (1.9 cents per diluted share).
  Every $1.00 change in the average NYMEX price of oil from $28.00 per barrel represents an estimated net income impact of approximately $700,000 (1.9 cents per diluted share).
  Every 1-cent change in average price of NGL from $0.467 per gallon represents an estimated net income impact of approximately $165,000 (0.4 cents per diluted share).

Price-related events such as substantial basis differential changes could cause earnings sensitivities to be materially different from those outlined above.

The assumptions used in developing Energen's guidance are subject to change as the Company's works through its 2005 budgeting process. The key assumptions that support existing guidance include:

  Total production of approximately 93 Bcfe, including approximately 3 Bcfe attributable to an unidentified acquisition in the fourth quarter of 2005.
  Average diluted shares outstanding of 36,835,000.
  Alagasco's earning a return on average equity of 13.15-13.65 percent on average equity of approximately $270 million.
  A DD&A rate at Energen Resources of approximately $0.95 per Mcfe and LOE (including production taxes) of approximately $1.30 per Mcfe.
  Capital spending at Energen Resources of approximately $200 million for property acquisitions and approximately $75 million for development; and capital spending at Alagasco of approximately $55 million.

Energen Corporation is a diversified energy holding company with headquarters in Birmingham, Alabama. Its two lines of business are the acquisition and development of natural gas, oil and natural gas liquids onshore in North America and natural gas distribution in central and north Alabama. Additional information on Energen is available at www.energen.com.

FORWARD-LOOKING STATEMENTS

This release contains statements expressing expectations of future plans, objectives and performance that constitute forward-looking statements made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995. Except as otherwise disclosed, the Company's forward-looking statements do not reflect the impact of possible or pending acquisitions, divestitures or restructurings. We undertake no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise. All statements based on future expectations rather than on historical facts are forward-looking statements that are dependent on certain events, risks and uncertainties that could cause actual results to differ materially from those anticipated. In addition, the Company cannot guarantee the absence of errors in input data, calculations and formulas used in its estimates, assumptions and forecasts. A discussion of risks and uncertainties, which could affect future results of Energen and its subsidiaries, is included in the Company's periodic reports filed with the Securities and Exchange Commission.

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